Exhibit 99.1

Press Release

For Further Information Contact:

Media Relations – David R. Hansen – 713.960.9111

Investor Relations – Steve Bender – 713.960.9111

Westlake Chemical Acquires Specialty PVC Producer Vinnolit

Houston, Texas (May 28, 2014)/PRNewswire/ — Westlake Chemical Corporation (NYSE: WLK) announced today that it has signed a definitive agreement to acquire German-based Vinnolit Holdings GmbH and its subsidiary companies from Advent International, a private equity firm. Vinnolit is an integrated global leader in specialty polyvinyl chloride (“PVC”) resins. The acquisition price of €490 million will be financed using existing Westlake cash and credit facilities. The transaction is expected to close in the third quarter of 2014, subject to standard closing conditions, including regulatory review.

Vinnolit has six production facilities located in Gendorf, Burghausen, Cologne, Knapsack and Schkopau in Germany and Hillhouse in the United Kingdom. These operations have a combined annual capacity of 780 thousand metric tons of PVC, including specialty paste and suspension grades, 665 thousand metric tons of vinyl chloride monomer (“VCM”) and 475 thousand metric tons of membrane grade caustic soda. Vinnolit has a world class research and development facility in Gendorf and applications laboratory in Burghausen. Vinnolit’s products are suitable for a wide range of industrial and building product applications including automotive sealants, cable sheathing, flooring, medical applications, pipes, rigid film, technical coatings, wall covering and window profiles.

Vinnolit’s headquarters are located in Ismaning, Germany, outside of Munich. The company generated €917 million of revenue in 2013 and employs approximately 1,400 employees.

“The acquisition of Vinnolit is an excellent strategic fit for Westlake. It will allow us to expand our chlorvinyl business globally and adds important specialty PVC products and technology to our existing portfolio,” says Albert Chao, Westlake’s President and CEO. “Vinnolit is an impressive company with an outstanding reputation for meeting customer needs with superior technology, product quality, and operating excellence. We look forward to working with their talented team as they join the Westlake family of companies.”

“We have transformed Vinnolit into the leading specialty PVC manufacturer and remain dedicated to further growing the company’s business,” commented Dr Josef Ertl, Managing Director of Vinnolit, on behalf of the management board. “We thank Advent for their support and strategic advice in developing Vinnolit and facilitating its successful transformation. We, as a management team, look forward to beginning a new chapter in our company’s history and continuing our successful growth path together with Westlake.”

Ranjan Sen, General Manager at Advent International in Frankfurt, said: “We are delighted with the successful development of Vinnolit and thank its management team and the company’s employees for their cooperation and dedication throughout our investment. Vinnolit is well positioned to successfully expand its leadership position in specialty PVC further under the new ownership of Westlake.”

For more information regarding this acquisition please visit the company’s web site at http://www.westlake.com/fw/main/presentations-37.html.

###

Westlake Chemical Corporation (WLK)

Westlake Chemical Corporation is an international manufacturer and supplier of petrochemicals, polymers and building products with headquarters in Houston, Texas. The company’s range of products includes: ethylene, polyethylene, styrene, propylene, caustic, VCM, PVC resin and PVC building products including pipe and specialty components, windows and fence. For more information, visit the company’s Web site at www.westlake.com.